Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Northfield Bancorp, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-4/A, of Northfield Bancorp, Inc. (the Company), of our reports dated March 15, 2012, with respect to the financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of the Company, for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

September 17, 2012

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.